Exhibit 10.19

May 1, 2017

Dr. Peter Staats, M.D.

Dear Dr. Staats:

On behalf of ElectroCore, LLC, a Delaware company (the “Company”), I am pleased to offer you a position as Chief Medical Officer effective as of the date of this letter or such later date as we shall mutually agree. In this role, you will report to Frank Amato, Chief Executive Officer.

This letter, when signed by you, will constitute our agreement (the “Agreement”) concerning your role as an employee of the Company.

1. Duties; Termination. During the term of this Agreement, you hereby agree to serve in the capacity noted above (or such other capacity as we shall mutually hereafter agree) and to perform such services as are customarily required of such position and as are assigned to you by the Company’s Chief Executive Officer, or other authorized senior executives.

As of your start date and through the remainder of your term of employment with the Company, you shall devote 2 (two) days weekly to your duties to the Company or its affiliates and you shall have the right to engage in other business activities with the prior written consent of the Company. Either party may terminate this Agreement at any time by providing the other with written notice of such termination.

2. Compensation. As full compensation for your service to the Company hereunder and in consideration for the assignment of the Intellectual Property (as provided below), you shall receive:

(a) For three calendar months beginning May 1, 2017, a base salary of $140,000 annually, less applicable withholding taxes, paid semi-monthly in accordance with the Company’s customary payroll practices;

(b) beginning August 1, 2017, a base salary of $280,000 for 4 days per week, less applicable withholding taxes, paid semi-monthly in accordance with the Company’s customary payroll practices (as such amount may be adjusted from time to time at the Company’s discretion, however, the Company shall undertake a review of your salary 6 months after your hire date);

(c) an annual discretionary bonus based on your individual performance as well as the performance of the Company. Such bonus shall be paid, if at all, at the discretion of the Company’s Board of Managers and you must be employed with the Company on the bonus payment date to receive any such bonus;

(d) the Company agrees to reimburse you for CME continuing education credits and associated expenses, providing you maintain your Accreditation in good standing during your employment;

(e) benefits as may be provided from time to time by the Company to its employees generally;

(f) a one-time grant of 1,500,000 Units in the Company. Such Units will be subject to forfeiture pursuant to a Unit Forfeiture Agreement with the Company in the event of the termination by either party of your employment with the Company. Such agreement provides that such Units shall vest, subject to your continued service to the Company, 25% of the units on the one year anniversary of the date of your employment start date, with the balance ratably per quarter thereafter over an additional 3-year period. The parties acknowledge and agree that the foregoing grant is intended to constitute a grant of “profits interests” for services to be rendered for federal income tax purposes and the provisions of this agreement shall be interpreted consistently therewith. It is understood that in connection with the issuance of such profits interests pursuant to this Agreement, your capital account with the Company (together with the capital accounts of the other members of the Company) will be adjusted in accordance with the Company’s Operating Agreement based on an estimated value of the Company of the 2016 per Unit amount. The effect of this revaluation is that generally, with respect to such grant, you will be entitled only to your share of profit in the Company in excess of the fair market value of the Company as of the date of such grant (as hereinafter adjusted in accordance with the Company’s Operating Agreement); and

Simultaneous herewith, the Company is delivering to you a copy of a Unit Forfeiture Agreement and the Operating Agreement of each applicable company with respect to each of the foregoing grants. If you wish to accept these terms of employment, please sign this Agreement, each Unit Forfeiture Agreement and each Operating Agreement where indicated and return one fully-executed original of each to us. You should retain a copy for your records.

3. At-Will Employment. You acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company (acting through its Board of Managers or an officer expressly authorized to so act) may terminate your employment with the Company at any time and for any reason (or no reason) upon notice to the other party.

4. Confidential Information. You shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, corporation or other entity, other than the Company or its affiliates, any information (including all derivatives, enhancements and improvements thereto developed by you) regarding procedures, techniques, computer programs, research or development projects or results, trade secrets or inventions used or developed by the Company, or its respective customers or clients, or any names or addresses of customers or clients, or any data on or relating to past, present or prospective customers or clients, or any other confidential information relating to or dealing with the business operations or activities of the Company, or its respective customers or clients, made known to you or learned or acquired by you from or through the Company or in connection with your employment with the Company or the provision of services hereunder. Regardless of the period of time you serve as an employee to the Company, you agree to be bound by this obligation until such time as, and to the extent that, such information is published by the Company or is in or becomes part of the public domain (other than by reason of your fault or breach of this Agreement).

5. IP Assignment. You hereby transfer, convey and assign all of your right, title, and interest in and to all Inventions, whether or not such Inventions are reduced to practice, and to all know-how and trade secrets relating thereto, and in and to any and all continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof, and to all international priority rights and all foreign rights relating to each of the foregoing throughout the world, along with any and all rights of enforcement with respect thereto, including all rights to sue, settle and recover for the past, present and future infringement thereof, and any and all causes of action related thereto (the “Intellectual Property”). The term “Inventions” shall mean all intellectual property, including, but not limited to, any and all inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets, whether owned or created solely by you or jointly with another hereafter developed until such time as you cease to be an employee of the Company hereunder, in the case of all of the foregoing to the extent developed in connection with your employment with the Company or related to the design, development, manufacture or sale of the Company’s products or services. You agree to execute all patent applications, assignments and other documents, and to take all other steps, necessary to vest in the Company or its assigns the right, title and interest in and to the Intellectual Property and in and to any and all patents obtainable therefor and/or related thereto in the United States and in foreign countries, and to take all actions as reasonably requested by the Company, at the Company’s expense, to secure and maintain all rights of the Company or its assigns in and to the Intellectual Property.

6. Restrictive Covenant; Severance. During the term of your employment by the Company and for a period of six months after the termination of this Agreement, you shall not (nor shall you assist, cooperate with, invest in or with, or permit any of your affiliates or relatives to), directly or indirectly, develop, own, manage, operate, control, invent or in any manner participate in the development, ownership, management, operation, control or invention of, or serve as a partner, employee, principal, agent, consultant or otherwise contract with, or have any financial interest in, or aid or assist any other person or entity that is involved in the development, ownership, management operation, control or invention of technologies directly competitive with the Company’s proposed products or services.

If a court of competent jurisdiction should declare this Section, or any provision hereof, unenforceable because of any unreasonable restriction of duration and/or activity, then you hereby acknowledge and agree that such court shall have the express authority to reform this Agreement to provide for reasonable restrictions and/or grant the Company such other relief, at law or in equity, reasonably necessary to protect the interests of the Company. By signing below, you specifically acknowledge that a breach of this Section would cause the Company and its Members to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by you of any of the provisions of this Section, the Company and its Members shall be entitled to injunctive relief to prevent or end such breach, without the requirement to post bond, and shall be entitled to recover reasonable attorneys’ fees and expenses. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.

7. Representations and Warranties. You represent that (i) your execution of this Agreement and your performance of your services hereunder do not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which you are a party or by which you are bound and that during the term of this Agreement or any extensions thereof, you will not enter into any agreement, either written or oral, in conflict herewith, and (ii) you have such knowledge and experience in financial, business and tax matters that you are capable of adequately evaluating and analyzing the merits and risks relating to your investment in the Units granted hereunder and that you are an “accredited investor” within the meaning of Rule 50 I of Regulation D of the Securities Act of 1933, as amended.

8. Miscellaneous. This Agreement, together with the documents referred to herein, contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a written instrument signed by you and the Company. Because of the personal nature of the services to be rendered by you under this Agreement, you may not assign this agreement without the prior written consent of the Company. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9. Governing Law; Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of New Jersey. The parties hereto consent to the jurisdiction of the courts of the State of New Jersey for all disputes arising pursuant to this Agreement.

If you are in agreement with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

Very truly yours,
ElectroCore, LLC
By:	/s/ Francis Amato
Name: Francis Amato
Title: Chief Executive Officer

Acknowledged and Agreed:
/s/ Dr. Peter Staats, M.D.
Dr. Peter Staats, M.D.